Exhibit 99.1

Longs Reports Preliminary June Revenues

WALNUT CREEK, CA (July 6, 2006) – Longs Drug Stores Corporation (NYSE:LDG) today reported preliminary total revenues of $490.0 million for the five-week period ended June 29, 2006, a 9.5% increase from total revenues of $447.6 million in the comparable period a year ago.

Preliminary June retail drug store sales were $460.3 million, an increase of 3.7% from $443.8 million in the comparable period last year. Pharmacy sales were 50.2% of total drug store sales compared with 48.0% a year ago. Retail drug store same-store sales increased 2.5% compared with last year. Pharmacy same-store sales increased 6.7% and front-end same-store sales decreased 1.3%.

Preliminary quarter-to-date total sales of $891.0 million for the nine weeks ended June 29, 2006, were 9.7% higher than the $812.0 million reported in the comparable period last year. Preliminary quarter-to-date total retail drug store sales were $834.8, a 3.7% increase from $805.3 million in the comparable period last year. Pharmacy sales were 50.2% of total drug store sales during the period, compared with 48.1% a year ago. Retail drug store same-store sales increased 2.7% with pharmacy same-store sales increasing 6.8% and front-end same-store sales decreasing 1.1%.

Preliminary year-to-date total revenues of $2.15 billion for the twenty-two weeks ended June 29, 2006 were 9.6% higher than the $1.96 billion reported in the comparable period last year. Preliminary year-to-date total retail drug store sales were $2.00 billion, a 2.8% increase from $1.95 billion in the comparable period last year. Pharmacy sales were 50.8% of total drug store sales during the period, compared with 48.9% a year ago. Retail drug store same-store sales increased 2.0% with pharmacy same-store sales increasing 5.8% and front-end same-store sales decreasing 1.5%.

About the Company

Headquartered in Walnut Creek, California, Longs Drug Stores Corporation (NYSE: LDG) is one of the most recognized retail drug store chains on the West Coast and in Hawaii. The Company operates 498 retail pharmacies and offers a wide assortment of merchandise focusing on health, wellness, beauty and convenience. Longs also provides pharmacy benefit management services and Medicare beneficiary prescription drug plans through its wholly-owned subsidiary, RxAmerica, LLC. Additional information about Longs and its services is available at www.longs.com and more information about RxAmerica is available at www.rxamerica.com.